Exhibit 99.1

Cryoport Reports First Quarter 2023 Results

▪	Record revenue of $63 million, representing 20% growth year-over-year

▪	Growth across all lines of business: Biopharma/Pharma revenue up 19%; Animal Health revenue up 30%; Reproductive Medicine revenue up 13% year-over-year

▪	Commercial Cell and Gene Therapy revenue up 28% year-over-year, now supporting 82 Phase 3 clinical trials

▪	Strong balance sheet with $523 million in cash and short-term investments

NASHVILLE, Tennessee, May 4, 2023, - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), a leading global provider of innovative temperature-controlled supply chain solutions for the life sciences, today announced financial results for the three months ended March 31, 2023.

Jerrell Shelton, CEO of Cryoport, commented, “We are pleased to report that we delivered record revenue of $62.8 million for the first quarter, representing top-line growth of 20% or 23% in constant currency compared to the first quarter of last year. This quarterly performance was driven by solid demand for our comprehensive set of products and services as we achieved double digit growth in each of our markets, Biopharma/Pharma, Reproductive Medicine, and Animal Health.

“We saw solid growth in Biopharma/Pharma with revenue increasing 19% year-over year. The Regenerative Medicine industry was one of the fastest growing therapeutic segments in 2022, with new innovative cell and gene therapies entering the market. This trend has continued in 2023 driving year-over-year growth in revenue from commercial therapies by 28% for the first quarter. Patient demand continues to outpace commercial cell therapy supply; however, biopharma companies and contract development and manufacturing organizations (CDMOs) are continuing to build out manufacturing capacity to meet patient demand and the expected future demand for cell and gene therapies. This bodes well for Cryoport as we believe that we are well positioned to support this expected growth with our advanced temperature-controlled supply chain solutions.

“Growth in Animal Health revenue for the quarter increased over 30% year-over-year. This was due to increases in our growing global population and its demand for animal protein as well as the expanding ownership of companion animals in developing and emerging regions. Companion animals are fueling the need for therapeutic innovation in this area to improve animals’ lives. We are seeing increasing activity from top global animal health pharmaceutical companies to meet this demand.

“Reproductive Medicine revenue was $2.8 million for the first quarter of 2023 with revenue increasing 13% year-over-year. Growth was primarily driven by our continued progress in contracting with key reproductive clinic networks, as evidenced by our recent announcements regarding our support of Boston IVF and Inception Fertility.

“Looking ahead, given the current geopolitical instability and imbalance in the world economy, we remain committed to continuing our momentum throughout the remainder of 2023. We expect to benefit from growth in all our markets and especially the dynamic cell and gene therapy industry where Cryoport supports a total of 652 clinical trials globally with 82 of these in phase 3.

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“As a leader in the development of advanced temperature-controlled supply chain solutions for the life sciences industry, we have recently launched the Cryoportal® v2 Logistics Management System. The Cryoportal® v2 is the first and, to our knowledge, the only ISPE GAMP® 5.0 validated system of its type to serve the life sciences and provides many new features and enhancements.

“Of course, we have not stopped there. Other key product and services initiatives planned for launch this year include our next generation, advanced Cryoport Elite™ shipper line, which is now starting to roll out with our ELITE™ Ultra-cold -80°C line of shippers supporting gene therapies. Cryoport ELITE™ shippers will provide additional de-risking, longer temperature hold-times, more advanced communications features, and new security controls. Near the end of the year, our SkyTrax™ Condition Monitoring System, a generational leap to an advanced condition monitoring system that will support temperature ranges from controlled room temperatures to cryogenic temperatures, will also be released as well.

“As we move forward, we expect the robust cell and gene therapy industry to continue its march forward and we will continue to provide new, innovative services and products that will drive our organic growth. Good examples of this are the build-out of our Global Supply Chain Center Network, the introduction of our IntegriCell™ platform to supply autologous and allogeneic cell therapies a standardized apheresis collection and end-to-end cryopreservation service for leukapheresis derived therapies, as well as our Fusion® and Vario® Cryogenic Freezer Systems.

“Our strategy and our team are committed to ensuring Cryoport is always delivering the highest quality, most reliable solutions to support life-saving cell and gene therapies, and we are constantly evaluating opportunities to ensure this – because we know ‘a patient is waiting.’

“In my opinion, Cryoport is in a great position in the industry today and has never been stronger than it is today. We are looking forward to fulfilling our vision of becoming the essential supply chain company serving the life sciences,” concluded Mr. Shelton.

Total revenues by market for the three months ended March 31, 2023, as compared to the same period in 2022 was as follows:

Cryoport, Inc. and Subsidiaries

Total revenues by market

(unaudited)

	Three Months Ended March 31,
(in thousands)	2023	2022	% Change	Change
Biopharma/Pharma	$51,122	$43,011	18.9%	$8,111
Animal Health	8,863	6,794	30.4%	2,069
Reproductive Medicine	2,832	2,497	13.4%	335
Total revenues	$62,817	$52,302	20.1%	$10,515

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Biopharma/Pharma

As of March 31, 2023, Cryoport supported ten (10) commercial therapies and a total of 652 global clinical trials, a net increase of 43 clinical trials on a year-over-year basis. The number of trials in phase 3 was 82 as of March 31, 2023. A total of 37 trials were completed or terminated in the first quarter of 2023, while 35 new trials were started. The number of clinical trials supported by Cryoport by phase and region at the end of the quarter was as follows:

Cryoport Supported Clinical Trials by Phase

	March 31,
Clinical Trials	2021	2022	2023
Phase 1	222	251	269
Phase 2	252	277	301
Phase 3	69	81	82
Total	543	609	652

Cryoport Supported Clinical Trials by Region

	March 31,
Clinical Trials	2021	2022	2023
Americas	429	477	502
EMEA	86	99	108
APAC	28	33	42
Total	543	609	652

Some of the significant cell and gene therapy developments during the first quarter of 2023 were as follows:

•	The Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) recommended approval of Bristol Myers’ Breyanzi® for the treatment of adult patients with diffuse large B-cell lymphoma (DLBCL), high grade B-cell lymphoma (HGBCL), primary mediastinal large B-cell lymphoma (PMBCL) and follicular lymphoma grade 3B (FL3B), after first-line chemoimmunotherapy treatment. Following the quarter end, Breyanzi® was approved by the EMA as a second line treatment for adult patients with DLBCL, high grade B-cell lymphoma (HGBCL), PMBCL and follicular lymphoma grade 3B (FL3B). This approval covers all European Union member states.

•	The U.S. Food and Drug Administration (FDA), the European Medicines Agency (EMA), and Japan’s Ministry of Health, Labour, and Welfare accepted Bristol Myers Squibb’s and 2seventy bio’s supplemental Biologics License Application (sBLA) for Abecma® for earlier use in adults with relapsed and refractory multiple myeloma who have received an immunomodulatory agent, a proteasome inhibitor, and an anti-CD38 monoclonal antibody.

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•	A total of four Cryoport supported Biologic License Applications (BLAs) or Marketing Authorization Applications (MAAs) were filed in the first quarter of 2023.

•	Subsequent to the first quarter of 2023 one customer filed a BLA with the FDA, one customer had a therapy approved by the FDA, and one customer’s therapy was approved by the EMA to move to an earlier line of treatment.

During the remainder of 2023, we anticipate up to an additional 18 application filings, 10 new therapy approvals and an additional 11 label or geographic expansion approvals.

Additionally, in January 2023, Cryoport established a new strategic partnership with Syneos Health to support the global advancement of cell and gene therapies, providing the industry's first fully integrated biopharmaceutical and temperature-controlled supply chain solution. The new partnership couples the full suite of clinical development services offered by Syneos Health with IntegriCell™, Cryoport's new emerging platform providing standardized apheresis collection, cryoprocessing, cryopreservation services, temperature-controlled supply chain support, storage, secondary packaging, and labeling.

Animal Health

We believe the Animal Health industry is poised for significant growth in the coming years, driven by two key factors. First is the rise in the global population and increased demand for animal-derived protein. Second is the growing trend of companion animal ownership in developing and emerging countries, creating a larger opportunity for animal healthcare products and services. Combined, we anticipate that these factors will fuel the ongoing research and development of novel therapies and treatments, further advances in genomic tools and other technological advancements.

Cryoport’s animal health strategy is based on building a strong foundation with the leading animal health firms. This strategy will allow the opportunity for Cryoport to develop additional purpose-built solutions to meet the currently unmet needs and nuances that are unique to the animal husbandry industry. We continue to build and expand our relationship with Zoetis, and we have established formal contractual relationships with Elanco and Boehringer Ingelheim during this past year.

The Animal Health industry is highly competitive with many players operating in both developed and emerging regions. Cryoport, however, is uniquely positioned to support the global animal health industry globally with key supply-chain dynamics such as the increasing value of the commodities being shipped, an increase in the number and volume of temperature-controlled products, auditable traceability requirements, and efficiency demands. Our comprehensive supply chain platform, which begins with planning and consulting to intelligent logistics, biostorage, and advanced packaging solutions, provides a true value proposition for the evolving needs of the Animal Health industry.

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Reproductive Medicine

The Reproductive Medicine industry is also growing globally. In March 2023, Cryoport signed a multi-year agreement with Inception Fertility™ (Inception), North America's largest provider of comprehensive fertility services. Inception operates The Prelude Network® (Prelude), the largest and fastest-growing technology-led network of fertility centers in North America, and MyEggBank®, one of the largest and most diverse networks of donor egg banks and practices in North America. Through this three-year partnership, Prelude and MyEggBank will continue to utilize Cryoport's end-to-end supply chain solutions for egg and embryo shipments across their clinical networks to ensure significant risk mitigation for families using these services. Additionally, Prelude's patient medical record system will be integrated with Cryoport's Cryoportal® v2 Logistics Management System, which will merge each shipment's tracking, condition monitoring and equipment qualification data into a single data stream, providing a higher quality of service to Inception’s and Prelude's patients.

Following the quarter end, in April 2023, the Company signed a new three-year agreement with Boston IVF, a pioneer in reproductive healthcare and innovative research and one of the world's most experienced fertility treatment providers. Utilizing Cryoport's end-to-end supply chain solutions, Boston IVF will integrate its regional and satellite labs across Massachusetts, New Hampshire, Maine, Rhode Island, New York and Indiana, along with its partner sites in Delaware, Ohio, Idaho, Utah and North Carolina. Cryoport's platform is expected to improve the overall efficiency of Boston IVF's reproductive material shipments and ensure significant risk mitigation for patients and families entrusting Boston IVF with their care.

Financial Highlights

Total revenue for the first quarter of 2023 was $62.8 million compared to $52.3 million for the first quarter of 2022, a year-over-year increase of 20% or $10.5 million, and 23% at constant currency. Demand for Cryoport’s comprehensive temperature-controlled supply chain solutions continued to be strong, while revenue for the first quarter of 2022 was adversely impacted by approximately $9.4 million from the fire at our New Prague manufacturing plant. First quarter 2023 performance by market was as follows:

•	Biopharma/Pharma revenue increased to $51.1 million, up 19% or $8.1 million for the first quarter of 2023, compared to $43.0 million for the first quarter of 2022. Revenue from commercial therapies was $5.0 million, a 28% increase compared to the first quarter of 2022. Overall, revenue growth in this market continued to be driven by the support of global clinical trials and commercially launched therapies as well as general demand for our temperature-controlled systems, logistics and biostorage services.

•	Animal Health revenue was $8.9 million, up 30% or $2.1 million for the first quarter of 2023, compared to $6.8 million for the first quarter of 2022. This year-over-year growth reflects increased demand for animal protein and expanding ownership of companion animals in developing and emerging countries. These trends are quickly driving greater demand for therapeutic innovation in this area to improve the lives of animal companions. We are seeing increased activity from top global animal health pharmaceutical companies to meet this demand.

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•	Reproductive Medicine revenue was $2.8 million for the first quarter of 2023, compared to $2.5 million for the first quarter of 2022. Our growth this quarter was primarily driven by our continued progress in contracting with key reproductive clinic networks as evidenced by our recent announcements regarding our support of Boston IVF and Inception Fertility.

Gross margin was 43.1% for the first quarter of 2023, compared to 42.7% in the first quarter of 2022.

Operating costs and expenses for the first quarter of 2023 were $37.1 million, compared to $30.2 million for the first quarter of 2022. The increase was primarily attributable to the further build out of our solutions, capabilities, competencies, global infrastructure, and technology development to support the continued scaling of our business and broadening of our solutions to meet the expected increase in demand for our temperature-controlled supply chain solutions, particularly in the rapidly developing cell and gene therapy industry.

Net loss for the three months ended March 31, 2023 was $5.6 million, compared to a net loss of $13.4 million for the same period in 2022. Net loss for the first quarter of 2022 was partially impacted by a $4.9 million non-cash expense related to an unrealized loss on the mark-to-market value of certain securities investments. Net loss attributable to common stockholders was $7.6 million, or $0.16 per share for the three months ended March 31, 2023. This compares to a net loss attributable to common stockholders of $15.4 million, or $0.31 per share, for the three months ended March 31, 2022. First quarter 2022 results include the $4.9 million non-cash expense noted above.

Adjusted EBITDA was $2.9 million for the first quarter of 2023, compared to $2.0 million for the first quarter of 2022. The year-over-year change primarily reflects the impact of the fire at our New Prague, Minnesota manufacturing facility during the first quarter of 2022, partially offset by increased investments in our growth initiatives during the first quarter of 2023.

Cryoport held $522.6 million in cash, cash equivalents, and short-term investments as of March 31, 2023.

Outlook

The Company’s revenue guidance of $270 - $290 million for the full year 2023 is expected to be driven largely by our ongoing support of global clinical trials, a growing number of commercial cell and gene therapy products from our clients, the expansion of cell and gene manufacturing capacity to meet patient demand, and the demand for biostorage and cryogenic freezer systems. Our 2023 guidance also assumes the launch of new services and products, designed to further expand, and strengthen our industry position.

The outlook for 2023 assumes a continued solid demand environment based on a steady economic environment. The Company’s guidance is dependent on its current business and expectations, which may be impacted by, among other things, factors that are outside of our control, such as the global macroeconomic environment, the ongoing effects and after effects of COVID-19 related shut downs/slowdowns globally, continued supply chain constraints, inflationary pressures, the ongoing war between Russia and Ukraine, economic uncertainty and the effects of foreign currency fluctuations, as well as the other factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including in the “Risk Factors” section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

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Additional Information

Further information on Cryoport’s financial results is included in the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance will be provided in the Company’s quarterly report on Form 10-Q for the three months ended March 31, 2023, which is expected to be filed with the SEC on May 4, 2023. Additionally, the full report will be available in the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: A document titled “Cryoport First Quarter 2023 in Review”, providing a review of Cryoport’s financial and operational performance and a general business update, will be issued at 4:05 p.m. ET on Thursday, May 4, 2023. The document is designed to be read by investors before the questions and answers conference call and will be accessible at: http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call the same day at 5:00 pm ET. The conference call will be in the format of a questions and answers session and will address questions members of the investment community have regarding the Company’s reported results. A slide deck will accompany the call.

Conference Call Information

Date:	Thursday, May 4, 2023
Time:	5:00 p.m. ET
Dial-in numbers:	1-877-550-2105 (U.S.), 1-848-488-9190 (International)
Confirmation code:	Request the “Cryoport Call” or Conference ID: 3900921
Live webcast:	‘Investor Relations’ section at www.cryoport.com or click here. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

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The questions and answers call will be recorded and available approximately three hours after completion of the live event in the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the questions and answers click here. A dial-in replay of the call will also be available to those interested, until May 11, 2023. To access the replay, dial 1-800-645-7964 (United States) or 1-757-849-6722 (International) and enter replay entry code: 3054#.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX), is a global leader in temperature-controlled supply chain solutions for the life sciences industry supporting life-saving cell and gene therapies across the research, clinical and commercial spectrum. With 48 strategic locations covering the Americas, EMEA (Europe, the Middle East and Africa) and APAC (Asia Pacific), Cryoport's global platform provides mission-critical solutions, services, and products to the biopharma/pharma, animal health, and reproductive medicine industries worldwide. In addition to its standard setting supply chain solutions, Cryoport is one of the world's largest manufacturers of cryogenic systems and one of the largest life science focused specialty couriers.

For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company’s industry, business, long-term growth prospects, including expected growth in all of the Company’s markets, plans, strategies, acquisitions, future financial results and financial condition, such as the Company’s outlook and guidance for full year 2023 revenue and the related assumptions and factors expected to drive revenue, projected growth trends in the markets in which the Company operates, the Company’s plans and expectations regarding the launch of new products and services, such as the expected timing and benefits of such products and services launches, the Company’s belief that it is well positioned to support the expected growth of the cell and gene therapy market, and anticipated regulatory filings or approvals with respect to the products of the Company’s clients.

It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, including as a result of the COVID-19 pandemic and its variants, supply chain constraints, inflationary pressures, the ongoing war between Russia and Ukraine and the effects of foreign currency fluctuations, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors discussed in the Company’s SEC reports, including in the “Risk Factors” section of its most recently filed periodic reports on Form 10-K and Form 10-Q, as well as in its subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Cryoport Investor Contacts:

Todd Fromer

KCSA Strategic Communication

tfromer@kcsa.com

P: 1-212-896-1215

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Cryoport, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months
	Ended March 31,
(in thousands, except share and per share data)	2023	2022
Revenues:
Services revenues	$35,836	$32,910
Product revenues	26,981	19,392
Total revenues	62,817	52,302
Cost of revenues:
Cost of services revenues	19,076	18,718
Cost of product revenues	16,669	11,243
Total cost of revenues	35,745	29,961
Gross Margin	27,072	22,341
Operating costs and expenses:
Selling, general and administrative	33,241	26,622
Engineering and development	3,876	3,538
Total operating costs and expenses:	37,117	30,160
Loss from operations	(10,045)	(7,819)
Other income (expense):
Investment income	2,467	1,264
Interest expense	(1,509)	(1,491)
Other income (expense), net	4,005	(5,017)
Loss before provision for income taxes	(5,082)	(13,063)
Provision for income taxes	(492)	(341)
Net loss	$(5,574)	$(13,404)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	(2,000)
Net loss attributable to common stockholders	$(7,574)	$(15,404)
Net loss per share attributable to common stockholders - basic and diluted	$(0.16)	$(0.31)
Weighted average common shares outstanding - basic and diluted	48,362,501	49,660,579

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Cryoport, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in thousands)	2023	2022
	(unaudited)
Current assets:
Cash and cash equivalents	$38,538	$36,595
Short-term investments	484,076	486,728
Accounts receivable, net	45,574	43,858
Inventories	26,487	27,678
Prepaid expenses and other current assets	9,959	9,317
Total current assets	604,634	604,176
Property and equipment, net	71,259	63,603
Operating lease right-of-use assets	30,270	26,877
Intangible assets, net	188,175	191,009
Goodwill	151,616	151,117
Deposits	1,218	1,017
Deferred tax assets	937	947
Total assets	$1,048,109	$1,038,746

Current liabilities:
Accounts payable and other accrued expenses	$25,860	$28,046
Accrued compensation and related expenses	10,450	8,458
Deferred revenue	1,009	439
Current portion of operating lease liabilities	4,089	3,720
Current portion of finance lease liabilities	114	128
Current portion of notes payable	61	60
Total current liabilites	41,583	40,851
Convertible senior notes , net	407,349	406,708
Notes payable, net	364	355
Operating lease liabilities, net	27,841	24,721
Finance lease liabilities, net	202	216
Deferred tax liability	5,110	4,929
Other long-term liabilities	368	451
Contingent consideration	4,774	4,677
Total liabilities	487,591	482,908
Total stockholders' equity	560,518	555,838
Total liabilities and stockholders' equity	$1,048,109	$1,038,746

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Note Regarding Use of Non-GAAP Financial Measures

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance as defined in Regulation G of the Securities Exchange Act of 1934 are included in this release: revenue at constant currency, revenue growth rate at constant currency and adjusted EBITDA. Non-GAAP financial measures are not calculated in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including revenue at constant currency, revenue growth rate at constant currency and adjusted EBITDA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

We believe that revenue growth is a key indicator of how Cryoport is progressing from period to period and we believe that the non-GAAP financial measures, revenue at constant currency and revenue growth rate at constant currency, are useful to investors in analyzing the underlying trends in revenue. Under GAAP, revenues received in local (non-U.S. dollar) currency are translated into U.S. dollars at the average exchange rate for the period presented. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets and liabilities, which in turn may adversely affect results of operations and cash flows and the comparability of period-to-period results of operations. When we use the term “constant currency,” it means that we have translated local currency revenues for the current reporting period into U.S. dollars using the same average foreign currency exchange rates for the conversion of revenues into U.S. dollars that we used to translate local currency revenues for the comparable reporting period of the prior year. Revenue growth rate at constant currency refers to the measure of comparing the current reporting period revenue at constant currency with the reported GAAP revenue for the comparable reporting period of the prior year.

However, we also believe that data on constant currency period-over-period changes have limitations, particularly as the currency effects that are eliminated could constitute a significant element of our revenue and could significantly impact our performance. We therefore limit our use of constant currency period-over-period changes to a measure for the impact of currency fluctuations on the translation of local currency revenue into U.S. dollars. We do not evaluate our results and performance without considering both period-over-period changes in non-GAAP constant currency revenue on the one hand and changes in revenue prepared in accordance with GAAP on the other. We caution the readers of this press release to follow a similar approach by considering revenue on constant currency period-over-period changes only in addition to, and not as a substitute for, or superior to, changes in revenue prepared in accordance with GAAP.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, unrealized (gain)/loss on investments, foreign currency (gain)/loss, gain on insurance claim and charges or gains resulting from non-recurring events.

Management believes that adjusted EBITDA provides a useful measure of Cryoport's operating results, a meaningful comparison with historical results and with the results of other companies, and insight into Cryoport's ongoing operating performance. Further, management and the Company’s board of directors utilize adjusted EBITDA to gain a better understanding of Cryoport's comparative operating performance from period to period and as a basis for planning and forecasting future periods. Management believes adjusted EBITDA, when read in conjunction with Cryoport's GAAP financials, is useful to investors because it provides a basis for meaningful period-to-period comparisons of Cryoport's ongoing operating results, including results of operations, against investor and analyst financial models, helps identify trends in Cryoport's underlying business and in performing related trend analyses, and it provides a better understanding of how management plans and measures Cryoport's underlying business.

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Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP net loss to adjusted EBITDA

(unaudited)

	Three Months Ended
	March 31,
(in thousands)	2023	2022
GAAP net loss	$(5,574)	$(13,404)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	6,404	5,365
Acquisition and integration costs	1,257	257
Investment income	(2,467)	(1,264)
Unrealized (gain) loss on investments	(1,424)	4,908
Gain on insurance claim	(2,642)	-
Foreign currency loss	157	160
Interest expense, net	1,509	1,491
Stock-based compensation expense	5,184	4,125
Income taxes	492	341
Adjusted EBITDA	$2,896	$1,979

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Cryoport, Inc. and Subsidiaries

Total revenues by market at constant currency for the three months ended March 31, 2023

(unaudited)

(in thousands)	Biopharma/ Pharma	Animal Health	Reproductive Medicine	Total
Non US-GAAP Constant Currency	$52,284	$9,133	$2,841	$64,258
As Reported	51,122	8,863	2,832	62,817
FX Impact [$]	(1,162)	(270)	(9)	(1,441)
FX Impact [%]	(2.3)%	(3.0)%	(0.3)%	(2.3)%

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